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                                                                   Exhibit 10.16

                         SALES AND MARKETING AGREEMENT
                         -----------------------------

     THIS SALES AND MARKETING AGREEMENT ("Agreement") is effective as of the 1st day of January, 2000, by and between Frederick Brewing Company, a Maryland company ("FBC"), and Snyder International Brewing Group, LLC, an Ohio limited liability company ("SIBG").

     WHEREAS, FBC and SIBG desire to enter into this Agreement to set forth the terms upon which SIBG will provide sales, marketing and consulting services to FBC.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.  Services.  FBC engages SIBG to provide, and SIBG agrees to provide to
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FBC, such services as FBC may reasonably require with respect to (i) direct sales efforts and planning, (ii) direct marketing support and consultation, and
(iii) strategic planning, as well as such other services as FBC may reasonably request (collectively, the "Services"). The Services will be provided on a regular basis and at such other times and with respect to such matters as FBC may reasonably request from time to time. The Services will be performed by the officers and employees of SIBG.

     2.  Management Fee; Expense Reimbursement.  As compensation for the
         -------------------------------------
Services rendered under this Agreement, FBC will pay to SIBG a minimum monthly fee (the "Management Fee") of $29,908 per month during the Term. The Management Fee is payable on the first day of each month. During the Term, FBC shall reimburse SIBG for all reasonable out-of-pocket expenses incurred by SIBG, provided such allocable out-of-pocket travel and sales cost exceeds an amount of $4,273 per month, providing the Services upon receipt of appropriate documentation evidencing such expenses.

     3.  Restrictions on Payments.  Notwithstanding anything in this Agreement
         -----------------------
to the contrary, FBC's obligation to pay the Sales and marketing Fee may, from time to time, be subject to certain restrictions on the payment of such fees set forth in the documents governing indebtedness of FBC for borrowed money (the "Credit Documents"). In the event FBC cannot make a monthly installment or installments of the Sales and marketing Fee as a result of the restrictions described in the preceding sentence, such unpaid amount or amounts will accrue for the benefit of SIBG (the "Accrued Payments"), with interest thereon accruing at a rate equal to the rate of interest from time to time in effect under the Credit Documents relating to FBC's then most senior indebtedness. FBC agrees to pay to SIBG any and all Accrued Payments and all accrued interest thereon, along with its regularly scheduled monthly installments of the Sales and Marketing Fee, at such time as, and to the extent that, the payment of such fees will not cause an "Event of Default" under any of the Credit Documents.









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     5.  Term. This Agreement will commence on the date hereof and will continue
         ----
for a period of one (1) year from such date (the "Term"). On completion of the initial Term, this Agreement will automatically renew for successive one (1) year terms (the "Renewal Terms"), unless either party elects to terminate this Agreement, effective at the completion of the initial Term or any Renewal Term on written notice delivered to the other party at least thirty (60) days prior to such effective date of termination.

     6.  Notices. All notices and other communications under this Agreement must
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be in writing and will be deemed to have been duly given when delivered by hand, upon receipt of a telephonic facsimile transmission or sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

         To FBC:     Frederick Brewing Company
                     4607 Wedgewood Blvd.
                     Frederick, MD 21703
                     Attention: Christopher Livingston
                     Telecopy No. (301) 694-7899

         To SIBG:    Snyder International Brewing Group, LLC
                     1940 East Sixth Street, Suite 200
                     Cleveland, OH 44114
                     Attention: James Gehrig
                     Telecopy No. (216) 619-7425

     7.  Complete Agreement. This Agreement constitutes the entire agreement
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between the parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     8.  Amendments. This Agreement may not be modified or amended except by an
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agreement in writing signed by both parties.

     9.  Governing Law. This Agreement will be governed by and construed in
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accordance with the laws of the State of Ohio without regard to the principles of conflicts of laws thereof.

     10. Assignment. Neither FBC nor SIBG may assign any of its rights or
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benefits under this Agreement without the prior written consent of the other.
This Agreement is binding on and will inure to the benefit of the parties and their respective successors and permitted assigns.

     11. No Third Party Beneficiaries. This Agreement is solely for the benefit
         ----------------------------
of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     12. Captions. Captions and section headings are used for convenience of
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reference only and are not part of this Agreement and may not be used in construing it.

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     13.  Enforceability.  Any provision of this Agreement which is prohibited
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or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto.

     14.  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which be deemed to be an original but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



                                         FREDERICK BREWING COMPANY

                                         By:  /s/ Christopher Livingston
                                            -----------------------------


                                         Its:  President
                                             -----------------------------


                                         SNYDER INTERNATIONAL BREWING
                                         GROUP, LLC


                                         By:  /s/ James Gehrig
                                            -----------------------------


                                         Its:  Chief Financial Officer
                                             -----------------------------

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